EXHIBIT 10.27

February 5, 2004

Bill Kantola

Pilgrims Pride Corporation

2475 Meadowbrook Parkway, Suite A

Duluth, GA 30096

Dear Bill:

This letter is to confirm El Pollo Loco, Inc.’s (“EPL”) selection of Pilgrims Pride Corporation (“Pilgrims”) as a supplier of Whole Chicken, Fresh Breast, Fresh Thigh, “Saddlecut” chicken hind halves, and Popcorn style chicken to the El Pollo Loco System (the “EPL System”). The EPL System includes company operated units and Franchise units that elect to purchase product from Pilgrims.

As discussed and agreed by and between EPL and Pilgrims; Pilgrims will supply the EPL System with:

Up to * pounds - Whole chicken, EPL Specification *. $*/lb delivered to MBM/Rancho Cucamonga, CA and $*/lb delivered to MBM/Pleasanton, CA.

Fresh Breast meat – EPL Specification *. $*/lb delivered to MBM/Rancho Cucamonga, CA and $*/lb delivered to MBM/Pleasanton, CA. 100% of EPL System needs, with up to 50% of volumes set aside for the development of alternate supplier(s). *

Fresh Thigh meat – EPL Specification *. $*/lb delivered to MBM/Rancho Cucamonga, CA and $*/lb delivered to MBM/Pleasanton, CA. 100% of EPL System needs, with up to 50% of volumes set aside for the development of alternate supplier(s).

Popcorn style chicken (10# case – 2/5# bags pack). El Pollo Loco specification *. $*/lb delivered Rancho Cucamonga and $*/lb delivered to MBM/Pleasanton, CA. 100% of EPL System needs.

Saddlecut chicken, EPL Specification *. $*/lb delivered to MBM/Rancho Cucamonga, CA and $*/lb delivered to MBM/Pleasanton, CA.

For the period of March 8 through April 12:	*loads per week (estimate)
For the period of August 9 through September 27:	*loads per week (estimate)

Whole chicken, EPL Specification *. $* direct store delivered in Arizona and $* direct store delivered in Texas.

Product will be delivered to stores in plastic containers (tubs) and containers (tubs) will be subject to the approval of EPL.

Terms: Net 14 Days.

Pricing contract period 03/01/04 through 03/01/05.

*	Confidential material redacted and filed separately with the Commission.

Bill Kantola

Pilgrims Pride Corporation

Pilgrims Pride Corporation offers the following to EL Pollo Loco:

•	Bi-Annual Reviews of Poultry and QSR Industry

•	On-going New Product ideas

•	R & D Support – both personnel and facilities

•	Continuous information updates on Food Safety Issues

•	LTO offerings to provide mutual growth opportunities

•	Open invitation for Plant Tours and product Training

•	Support and Participation for Total Pilgrims product ideas and new product offerings

Additionally, Pilgrim agrees that it will not sell, offer to sell, nor contract with any other authorized purchasers of EPL products to sell any of the products set forth above for a price equal to or less the than the prices set forth in this letter, unless said authorized purchaser agrees to purchase an amount of the product in question which is substantially greater than that set forth herein for said product. Notwithstanding, in the event Pilgrim receives an offer from another authorized purchaser of EPL products to purchase any of the EPL products described in this letter for a price less than those set forth herein, and the proposed contracted volume is not substantially greater than that set forth herein for said product, EPL, in its sole discretion, may permit the proposed transaction on the condition that the same pricing is extended to EPL for the balance of the term of the agreement described herein.

Please sign and return both copies of this letter. After I have received the signed copies, I will sign and return a copy for your files. Signing this letter acknowledges acceptance of the terms and conditions as presented above.

Bill, thank you for your help and support on this matter and please contact me with any questions.

Bill Kantola Pilgrims Pride Corporation	Joe Stein El Pollo Loco, Inc.

cc:	Mary Beth Ritchie, Shanae Brown/MBM, Greg McGuckin/MBM, Terrie Massey/MBM

El Pollo Loco Inc.

GENERAL TERMS AND CONDITIONS OF SUPPLY

THESE GENERAL TERMS AND CONDITIONS shall govern the supply of approved products (herein referred to, whether singularly or collectively as the “Products”) to the EPL system of company-owned and franchisee-owned El Pollo Loco Restaurants and shall constitute the agreement between El Pollo Loco Corporation and those parties, which have been approved as suppliers (each such approved supplier is referred to herein as “Supplier”) to the EPL system.

In consideration of the designation by EPL as an approved Supplier and intending to be legally bound, Supplier, through the act of supplying the Products to and for use within the El Pollo Loco system, agrees to the following:

1.	Approval – The approval by EPL of a Supplier to the El Pollo Loco system (the “Approval”) shall be confirmed in a written approval letter (the “Approval Letter”) signed by EPL authorized representative, Stephen E. Lash, Director of Supply Chain Management. The Approval Letter shall identify a) the Products for which Supplier is approved, b) the approved product specification, and c) the specific facility(ies) approved to manufacture the product. Supplier’s acceptance of the Approval and these General Terms And Conditions shall be manifested exclusively through the act of Supplier’s selling the Products for use within the El Pollo Loco system.

2.	Sale And Distribution – Supplier shall sell the Products within the El Pollo Loco system only to distributors approved by EPL (collectively “Approved Distributors”) who are authorized to resell or otherwise transfer the Products to El Pollo Loco restaurants. EPL shall inform Supplier of the identity of Approved Distributors by periodic written notification. In certain circumstances Supplier may be authorized by EPL to sell Products within the El Pollo Loco system directly to restaurants or by such other distribution means as shall have the prior written approval of EPL. Supplier warrants that it will not sell or otherwise transfer Products bearing the EPL, Fosters, Coca-Cola, Dr. Pepper or other trademarks owned by or authorized for use by or licensed by EPL (“The Marks”) trademark, logo or other indicia of Fosters®, Dr. Pepper® or Coca-Cola® to any third party, except as contemplated above, without the prior written authorization of (including distribution of excess products to charitable or other organizations, e.g., Second Harvest).

3.	Specifications – As a condition to retention of Approval, Supplier shall satisfy and comply diligently with all written quality assurance requirements of EPL, as they may be amended from time to time in the sole discretion of EPL, including but not limited to the EPL product specifications which have been furnished to Supplier, the EPL Quality Assurance Policies and Procedures which have been furnished to Supplier, and all other written quality assurance communications from EPL (together the “Specifications”). The Products shall be manufactured, stored and shipped by Supplier in strict compliance with all applicable federal, state and local laws and the Specifications. Supplier recognized and acknowledges that EPL may, from time to time, make representations to third parties regarding the content of various EPL products. Accordingly, Supplier may not change or materially alter Product formulations or processing procedures without EPL prior knowledge and written approval. Any deviation whatsoever by Supplier from the Specifications may result in immediate termination of the Approval. If the Products are to carry the EPL marks, Supplier shall not undertake any activities which are not authorized by EPL and which are intended or designed, directly or indirectly, to differentiate those Products produced by Supplier from identically specified Products produced by other Suppliers for the El Pollo Loco system.

4.	Unapproved Products – Supplier will not knowingly sell any unapproved products for use within the El Pollo Loco system. If Supplier is advised by EPL that unapproved products produced by Supplier are being sold by identified third parties to the El Pollo Loco system, Supplier will undertake best efforts and all commercially reasonable necessary steps which are legally within its power to bring about a discontinuance of this activity.

5.	Confidentiality – Supplier acknowledges that the Specifications are the confidential, and proprietary information of EPL to be used by Supplier solely for the purpose of supplying Product to the El Pollo Loco system. Supplier specifically warrants for itself, its employees and agents, that it (they) will not: (a) disclose the Specifications (or any portion thereof) nor cause them to be revealed to the general public not to any person, corporation or other business association (including any of the Approved Distributors or franchisees of El Pollo Loco not specifically authorized in writing by EPL to receive them; (b) permit disclosure of the Specifications to any of its employees except those who have a “need to know” to enable Supplier to perform its obligations; (c) permit anyone to reproduce, copy or exhibit the Specifications or any portion thereof of any confidential or proprietary information received from EPL, or (d) use the Specifications to produce the Products either for Supplier’s own use or for sale or distribution to customers outside the El Pollo Loco system. No obligation will exist with respect to any information contained in the Specifications which Supplier can establish through written documents was (1) known to Supplier from a source other than EPL, or parties authorized to act on behalf of EPL or the El Pollo Loco system, prior to receipt of the Specification from EPL or parties authorized to act on behalf of EPL or the El Pollo Loco system, or (2) substantially the same information that was previously published or became available to third parties without restriction through no act or failure to act on the part of Supplier, or (3) substantially the same information previously available to Supplier from a third party having no obligation to hold such information in confidence. If EPL or parties authorized to act on behalf of EPL or the El Pollo Loco system, provide Supplier with any information which relates to the purchase and sale of the Products, including but not limited to Product sales estimates, purchase expectations, geographical expansion plans and the like, Supplier shall likewise maintain the confidentiality of such information.

6.	“Intentionally Left Blank”

7.	Inspection of Facilities – EPL shall have the right to inspect without advance notice (a) the premises of Supplier at which the Products are produced; (b) all of the Supplier’s facilities and equipment relating to manufacture, storage and delivery of the Products and all components’ and (c) the Products, prior to their shipment to the El Pollo Loco system. Neither EPL nor its employees or agents shall be required by Supplier to execute a confidentiality agreement, waiver or other agreement as a condition to engaging in inspections related to the Products. EPL may engage the services of an independent inspection firm, selected in the sole discretion of EPL, to perform these inspections. Supplier will pay the reasonable cost of this third party inspection so long as the cost for routine inspection does not exceed the sum of Three Thousand Dollars ($3,000.00) per annum per individual approved location.

8.	Laboratory Testing – At EPL request, Supplier shall promptly submit for analysis, samples of the Products or samples of any components in accordance with any testing schedule established from time to time by EPL. Supplier agrees to send the samples to facilities selected in the sole discretion of EPL, and Supplier agrees to pay the reasonable costs of any third party laboratory testing so long as the cost for routine inspections does not exceed the sum of Three Thousand Dollars ($3,000.00) per annum per individual approved product per location.

9.	Records Retention – For a period of at least two (2) years from the date of shipment (or for such longer period if requested by EPL), Supplier agrees to keep complete records of the manufacture, storage, shipment and sale of the Products and, upon request by EPL, to make these records available to EPL.

10.	Indemnification – As a condition of the Approval, Supplier will defend, indemnify and hold harmless El Pollo Loco its parents, subsidiaries, affiliates, Approved Distributors, directors, officers, employees, representatives, system purchasing agent(s) and El Pollo Loco franchisees, of and from all claims, demands, losses, damages, liabilities, costs and expenses, including reasonable attorneys’ fees and costs resulting from injury, illness and/or death caused, in whole or in part, by (i) contact with, use and/or consumption of the Products, including, without limitation, any product liability, strict product liability, or any variation thereof, (ii) failure of the Products to comply with applicable specifications’ warranties and certifications under this Agreement unless (and then only to the extent) such injury, illness and/or death is directly caused by EPL, its parents, subsidiaries, affiliates, Approved Distributors, El Pollo Loco franchisees, system purchasing agent(s) or unrelated third parties. Such indemnification obligation shall continue during the term of this Agreement and for anytime thereafter agrees to advise Supplier if EPL receives notice that a claim has been or will be filed with respect to a matter covered by this indemnity and Supplier shall be given the opportunity to assume the defense thereof. If Supplier fails to assume such defense, EPL may defend the action in the manner it deems appropriate, and Supplier shall pay to EPL all costs, including reasonable attorneys’ fees, incurred by EPL in effecting such defense and any subsequent legal appeal, in addition to any sum which EPL may pay by reason of any settlement or judgment against EPL. This right to indemnity hereunder shall exist notwithstanding that joint or several liability may be imposed upon EPL (or the other persons identified above) by statute, ordinance, regulation or judicial decision.

11.	Insurance – Supplier will maintain, during the entire term of the indemnification, comprehensive liability insurance, including product liability coverage, in minimum amounts of Ten Million Dollars ($10,000,000) U.S. currency per occurrence for damage, injury and/or death to persons, One Million Dollars ($1,000,000) U.S. currency per occurrence for damage and/or injury to property and Worker’s Compensation Insurance as required by law. Such coverage shall be on a Date of Occurrence Form. The insurance coverage required herein shall be provided by an insurance company or companies with a Bests rating of A-X or better reasonably acceptable to EPL Supplier shall, promptly after receipt of the Approval Letter and annually thereafter, provide the Supply Chain Management Department with certificates of insurance evidencing such coverage and naming El Pollo Loco, its parents, subsidiaries and affiliates as additional named insured’s. Each certificate shall indicate that the coverage represented thereby shall not be canceled nor modified until at least thirty (30) days prior written notice has been given to EPL. Such insurance shall be carried during the term of this Agreement, including extension, and for at least three (3) years thereafter.

12.	Financial Reports – Upon request and at least once annually, Supplier will provide to EPL financial information sufficient to reasonably demonstrate Supplier’s satisfactory financial condition. Such information may include annual or quarterly reports, bank references or other information reasonably directed towards a description of Supplier’s current financial status. If such information is held confidential by Supplier, release may be conditioned upon execution by EPL of a reasonable and limited confidentiality agreement.

13.	Audit – During the term of this Agreement and for a period of two years after termination, Supplier’s correspondence, records and books of account related to the supply of product to the El Pollo Loco system, shall be open to inspection and audit by EPL during Supplier’s normal business hours.

14.	Product Withdrawal – If it is deemed necessary at any time by either EPL or Supplier to recall or withdraw from Approved Distributors or from the El Pollo Loco system any quantity of any Products, either as a result of failure of the Products, Supplier will comply diligently with the written Quality Assurance Product Withdrawal Procedures established from time to time by a current copy of which has been provided to Supplier. [See Attachment “A”]. Furthermore, Supplier will bear all costs and expenses incurred by it and/or EPL, and/or any of the Approved Distributors in complying with the recall or withdrawal procedures (including w/o limitation, costs of notifying customers, customer refunds, costs of returning product, loss profits, and other expenses incurred to meet obligations to third parties), unless (and then only to the extent) such recall or withdrawal is solely the result of the negligence or misconduct by Approved Distributors, agent EPL, or El Pollo Loco franchisees. If Supplier fails or refuses to promptly comply with the recall or withdrawal of the Products upon request by EPL, EPL shall take such action as it deems necessary to recall or withdraw the Products from the El Pollo Loco system and Supplier shall immediately reimburse for the costs and expenses incurred.

15.	Product Allocation – During an emergency shortage of the Product, as announced by EPL, or its designated representative, Supplier shall stand ready to allocate sales of the Product within the El Pollo Loco system among Approved Distributors or otherwise, as reasonable directed by EPL, or its designated representative.

16.	New Products – The manufacture, storage, shipment and/or distribution by Supplier of any new or modified product intended for use within the El Pollo Loco system shall be directed at the sole discretion of EPL or its designated representative, during the EPL related research, market testing and roll-out stages of development of such product. With respect to distribution and sale within the El Pollo Loco system, EPL may, in its sole discretion, direct Supplier to allocate sales of the new or modified product among Approved Distributors or otherwise.

17.	No Gratuities – Supplier will not pay any gratuities, commissions, fees or grant any rebates to any employee or officer of EPL his or her personal or private benefit, nor favor any officer or employee of EPL with gifts, travel or entertainment of any substantial cost or value, nor enter into any business arrangements with employees or officers of EPL which benefit them personally or privately. If EPL employs third party inspection or testing firms, or a system purchasing agent, Supplier agrees that these restrictions shall also apply to the officers and employees of such firms as if they were officers and employees of EPL.

18.	No Hidden Payments – An Approved Supplier has an obligation to provide fair and equitable treatment to the El Pollo Loco system as a whole. In connection with the direct or indirect sale of the Products to the El Pollo Loco system, Supplier will not pay or procure or authorize a third party to pay any direct or indirect product or cash allowances, rebates, brokerage fees, finders fees, commissions or any other consideration of any kind to any third party, including without limitation any Approved Distributor, EPL or its employees, any El Pollo Loco franchisee or their representative or employees, or any other third party associated with the transactions, except as explicitly provided in any purchase agreement between the Supplier and any system purchasing agent. Supplier warrants and represents that it has not paid, is not obligated to pay and will not pay any allowance, rebate or fees to any third party in connection with any recommendation or subsequent approval of the Supplier as an EPL Supplier.

19.	Product Information – Supplier warrants that any and all “Product Information and Nutritional Data Sheet” or “Supplier Profile” or similar information request forms provided by EPL to Supplier have been and will in the future be completed by Supplier accurately and to the best of Supplier’s knowledge.

20.	Supplier Disclosure – Supplier, on behalf of itself and its principal officers, warrants and represents that they presently do not own any interest, whether direct or indirect, in any El Pollo Loco franchise, in any El Pollo Loco restaurant, or in any corporation or partnership operating an El Pollo Loco restaurant or in any entity leasing real estate for the operation of an El Pollo Loco restaurant. Supplier further warrants and represents, on behalf of itself and its principal officers, that they do not claim any right to become an El Pollo Loco franchisee, to own an interest in any El Pollo Loco restaurant or in a corporation operating an El Pollo Loco restaurant. Supplier warrants and represents that during the term of this Agreement it will not knowingly hereafter acquire, whether directly or indirectly, any interest in any El Pollo Loco restaurant, in any El Pollo Loco franchise or in any entity leasing real estate for the operation of an El Pollo Loco restaurant.

21.	Food Warranties – Supplier warrants to EPL parents, subsidiaries, affiliates, any system purchasing agent, Approved Distributors and its franchisees that all food products including food articles, food ingredients and food packaging comprising any approved Products, or any part thereof delivered, sold or transferred to EPL, to any system purchasing agent, to any Approved Distributor or to any El Pollo Loco Restaurant hereunder (a) shall be in full compliance with either Federal Food, Drug and Cosmetic Act (“FDCA”), as amended, or the rules and regulations promulgated from time to time by the United States Department of Agriculture (“USDA”), or any other applicable country, federal, state or local law, rule or regulation, as the case may be; (b) shall be manufactured, stored and delivered in accordance with appropriate “Good Manufacturing Practices” under the FDCA or comparable regulations of the USDA and any other applicable country, federal, state, or local law, rule or regulation, as applicable; (c) shall not be adulterated or misbranded within the meaning of the FDCA or USDA and any other applicable country, federal, state, or local law, rule or regulation, as applicable; (d) shall not be a food product which may not, under applicable laws, rules and regulations, be introduced into interstate commerce; and (e) shall not be a food product adulterated or misbranded under any applicable country, federal, state or local law, rule or regulation.

22.	Product Warranties – Supplier warrants to EPL its parents, subsidiaries, affiliates, any system purchasing agent, Approved Distributors and its franchisees that the Products shall be merchantable, fit for their intended purpose, pass without objection in the trade under the contract description, are of fair average quality within the description such that the products shall meet or exceed the Specifications in every respect. Supplier warrants that the products are labeled as required by the specification and conform to the promises or affirmations of fact made on the containers or label if any. Supplier further warrants to EPL that unless excluded or modified, other implied warranties may arise from course of dealing usage or trade.

23.	Inventory and Production – Supplier shall be required to maintain adequate service levels to its EPL customers on a day to day basis but responsibility for decisions regarding the maintenance of inventory, the addition of new production lines, the construction of a new plant and similar elements of Supplier’s business shall rest entirely with the Supplier. EPL shall have no liability or other responsibility whatsoever for loss or damage incurred by Supplier with respect to these decisions, including but not limited to loss or damage which may result from changes in the Specifications (though EPL will use reasonable efforts to provide advance notice of such changes), marketing or sales plans or projections, the introduction or deletion of EPL menu items, the termination of the Approval pursuant to its terms, or the termination of any other agreement between EPL and the Supplier pursuant to its terms. An exception with regard to Supplier’s inventory decisions will exist in those instances in which written inventory directions are issued by EPL with respect to emergency shortages or new products and, in such case, EPL liability shall be limited to the price allocable to the goods which are subject to the inventory direction.

24.	No Financial Warranty – EPL does not represent or warrant in any respect, whether express or implied, the financial condition of any Approved Distributor, any El Pollo Loco franchisee or any other party and EPL shall have no liability to Supplier in connection therewith.

25.	EPL Trademarks – Supplier shall not, without the prior written consent of EPL use the marks or service marks of EPL in any manner whatsoever, unless, and then only to the extent, such use is authorized by EPL in the Specifications.

26.	Supplier Suspension – Supplier’s approval may be suspended or terminated in accordance with the attached EPL Approval/Qualification Suspension Procedures, if, in the sole judgment of EPL either, (a) any Product as produced by Supplier presents, or is likely to present in the immediate future, an imminent health or safety risk to consumers, to restaurant employees, to any third party or to the El Pollo Loco system in violation of the Specifications or applicable governmental health safety or sanitation standards or (b) Supplier has repeatedly failed or refused to comply with the Specifications.

27.	Term – Supplier’s status and obligations as an Approved Supplier may be terminated by EPL during the term of the Purchase Agreement only due to (a) a material breach by EPL of these General Terms and Conditions, or (b) a material change in the Specifications which substantially affects the cost of producing the Products, or, (c) in EPL’s sole discretion and with 60 days advance written notice to Supplier, in the event of, the deletion of menu items from the El Pollo Loco menu.

28.	Termination – Upon termination of the Supplier’s designation as an Approved Supplier, Supplier shall not thereafter identify or represent itself as an Approved Supplier of EPL nor use the Specifications nor any of EPL trade secrets and proprietary information for any purpose. Supplier shall also cease to use, in any manner whatsoever, any of the trademarks and/or service marks of EPL and shall return to EPL (or at the option of EPL shall destroy) all copies of the Specifications. Upon termination of the Supplier’s designation as an Approved Supplier, the former Supplier will remain liable to EPL for any loss resulting from the unauthorized use of any intellectual property. It is the express intention of the parties that this liability survive the Supplier’s termination.

29.	Approval No Promise Of Sale – The Approval and these General Terms And Conditions do not constitute a commitment on the part of EPL or any Approved Distributor or any system purchasing agent or any El Pollo Loco franchisee or any other person to purchase any Products from Supplier. The purpose of the Approval and the General Terms and Conditions is to set forth the terms under which Supplier may provide the Products to the El Pollo Loco system.

30.	Governing Terms And Conditions – These General Terms And Conditions shall govern and control any Purchase Agreement regardless of conflicting terms which may be contained in any form or document previously or hereafter submitted by Supplier and all such competing and conflicting terms are hereby unconditionally rejected.

31.	EPL Not A Fiduciary – To the extent that EPL elects to negotiate a Purchase Agreement with Supplier on behalf of third party Approved Distributors and establishes commitments between these parties for the sale and purchase of products, it is understood and agreed that EPL will not be acting as a fiduciary on behalf of any such third party Approved Distributor.

32.	Transportation of Products – Supplier represents and warrants the following with respect to all interstate product shipments to any Approved Distributors, pursuant to any Purchase Agreement, which are arranged and/or paid for by Supplier:

(1)	That Supplier will use duly authorized contract and/or common carriers that comply with Surface Transportation Board (“STB”) rules and regulations and that supplier agrees to follow and comply with any EPL specifications which may exist with respect to the shipment of the product.

(2)	That all transportation rates of common carriers selected by the Supplier to perform such movements to EPL or an Approved Distributor are published and on file with the STB and have become effective prior to the tender of such shipments to those carriers; and

(3)	That the contract carriage rates of contract carriages selected by the Supplier to effectuate such hauls to EPL or an Approved Distributor are commemorated in bilateral written transportation contracts between the Supplier and those contract carriers wherein the Supplier has committed itself to tender a series of shipments during the term of each such contact and the contract carriers have agreed either to dedicate equipment to the needs of the Supplier or to render the specialized carriage services identified in the body of those contracts. Supplier shall indemnify and hold harmless EPL and each Approved Distributor from any and all claims, suits or liabilities, including attorneys fees, arising out of a breach of the foregoing representation and warranty.

33.	No Waiver – Failure of EPL to exercise any right or option given to it under these General Terms and Conditions, or to insist upon strict compliance by Supplier with these General Terms And Conditions shall not constitute a waiver with respect to any other or subsequent breach, nor a waiver by EPL of its right at any time thereafter to require exact and strict compliance with these General Terms And Conditions. The rights or remedies set forth herein are in addition to any other rights or remedies which may be granted by law.

34.	Independent Contractor – Supplier acknowledges that it is an independent contractor and is not an agent, partner, joint venture nor employee of EPL Supplier shall have no authority to bind or otherwise obligate EPL in any manner nor shall Supplier represent to anyone that it has a right to do so.

35.	Notices – All notices required hereunder shall be in writing and shall be deemed given when delivered or deposited in the United States mail addressed, if to EPL to Attention: Supply Chain Management, with a copy to the Attention of Steve Lash located at the same address, and if to Supplier, to the person and at the address identified on the Approval Letter. Notice may also be given by transmitting a facsimile to the facsimile number provided by the other party. Either party may change its mailing address or facsimile number by giving notice to the other party as described herein.

36.	Governing Law and Forum – The agreement represented by the Approval, and the General Terms And Conditions shall be deemed made and entered into in the State of California and shall be governed and construed under and in accordance with the laws of the State of California. The U.S. District Court for the Central District of California if such court lacks jurisdiction, the Superior Court of the State of California, County of Orange, shall be the venue and exclusive proper forum in which to adjudicate any case or controversy arising either, directly or indirectly, under or in connection with the Approval or the General Terms And Conditions. EPL and Supplier further agree that, in the event of litigation arising out of or in connection with these matters, they will not contest or challenge the jurisdiction or venue of these courts.

37.	Amendments – These General Terms And Conditions may not be waived, modified or amended unless expressly stated in writing signed by both parties.

38.	Severability – If any provision of the Approval Letter or the General Terms And Conditions, or any related agreement may be construed in two ways, one of which would render the provision illegal or otherwise voidable and unenforceable and the other of which would render the provision valid and enforceable, such provision shall have the meaning which renders it valid and enforceable. The language of all provisions of these agreements shall be construed according to its fair meaning and not strictly against EPL or Supplier. It is the intention of the parties that the provisions of these agreements be enforced to the fullest extent. In the event that any court shall determine that any provision in these agreements is unenforceable as written, the parties agree that the provision shall be amended so that it is enforceable to the fullest extent permissible under the law. The provisions of these agreements are severable and they shall be interpreted and enforced as if all completely invalid or unenforceable provisions were not contained in these agreements. Partially valid and enforceable provisions shall be enforced to the extent that they are partially valid and enforceable.

39.	Survival – Any provision of these Terms And Conditions which imposes, whether expressly or by its nature, upon either party an obligation after termination or expiration of the related agreement shall survive termination or expiration thereof and be binding upon either party.

40.	Interpretation – Paragraph captions are used only for convenience and are in no way to be construed as a part of these Terms and Conditions or as a limitation of the scope of the particular paragraphs to which they refer. Words of any gender used in the Terms and Conditions shall include any other gender, and words in the singular shall include the plural where the context requires.

41.	Binding Effect And Assignment – This Agreement represented by the Approval and the General Terms and Conditions of Supply shall be binding upon the parties, their successors, heirs and assigns, provided that it shall not be assigned or transferred in whole or in part by Supplier without the express written consent of EPL.

42.	Integration Clause – These General Terms And Conditions shall together with the Approval Letter, constitute the entire agreement between EPL and Supplier with respect to the Approval and shall, when effective supersede any and all prior negotiations, understandings, and/or agreements, oral or written, between the parties hereto with respect to the subject matter hereof.

EL POLLO LOCO, INC.

By:	/s/ Stephen E. Lash	By:

	Name: Stephen E. Lash Title: Director, Supply Chain Management		Name: Title:

EPL STANDARD TERMS AND CONDITIONS

FOR SUPPLIER PURCHASE AGREEMENT

1.	This EPL Standard Terms and Conditions for Supplier Purchase Agreement (the “Standard Terms”) shall govern the sale of products hereunder. In addition, Seller acknowledges receipt of Buyer’s General Terms and Conditions of Supply (the “Approval Agreement”) and agrees that the Approval Agreement shall also govern the sale of products hereunder. Additional or inconsistent terms set forth in any Purchase Order Acknowledgment, Commercial Agreement or similar document (the “Purchase Agreement”) provided by Seller to Buyer are rejected and Seller and Buyer agree that such additional or inconsistent terms shall not govern the sale of products hereunder. These Standard Terms shall be attached to and made a part of any Purchase Agreement, Commercial Agreement or similar document provided by Seller to Buyer.

2.	Time is of the essence of this Agreement. Seller recognizes, acknowledges and agrees that it is the essence of the Purchase Agreement that Seller provide an uninterrupted supply of the product and that Seller timely deliver the product to the recipient or recipients designated by Buyer. Seller acknowledges and agrees that El Pollo Loco® restaurants must not have their supply of this product interrupted in any unreasonable fashion. With this in mind, Seller agrees to utilize its best efforts to ensure that there is no interruption in the regular and customary supply of products to these restaurants and further agrees that the El Pollo Loco® restaurant system shall have priority in the supply of these products in the event of a product shortage.

3.	In the event that Seller, in order to ensure the uninterrupted supply of the product to the El Pollo Loco® restaurant system, must produce or store the products at facilities other than those currently approved for the production or storage of El Pollo Loco® products, then Buyer reserves the right to determine whether such facilities and products meet the Buyer’s standards and requirements and Seller agrees to promptly correct any and all deficiencies in connection therewith.

4.	No right, title, or interest in this Agreement may be assigned by Seller without the prior written approval of Buyer, which approval may be withheld in Buyer’s sole discretion.

Seller’s Initials	/s/

Buyers Initials	/s/

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5.	The terms of this Purchase Agreement may not be modified or terminated orally or modified by language contained in any confirmation of sale utilized by Seller and no modification or termination or claimed waiver of any of the provisions hereof shall be binding unless in writing and signed by a duly authorized representative of Buyer.

6.	All items which are the subject of this Purchase Agreement must comply with the appropriate specifications. In no event shall Buyer be required to accept or pay for any item that does not meet the required specifications.

7.	This Agreement shall be governed by the Uniform Commercial Code as adopted in the State of California.

8.	This Agreement shall be governed by the laws of the State of California without regard to its conflict of laws provisions.

9.	All capitalized terms used herein and not otherwise defined herein shall have the same meaning ascribed to them in the Purchase Agreement to which these Standard Terms are attached.

Seller’s Initials	/s/

Buyers Initials	/s/

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